As filed with the Securities and Exchange Commission on June 29, 2015

Registration File No. 333-156397
Registration File No. 333-184563

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549
________________

Post-Effective Amendment No. 4 to Form S-1 on Form S-3 Registration No. 333-156397
Post-Effective Amendment No. 2 to Form S-3 Registration No. 333-184563

UNDER
THE SECURITIES ACT OF 1933
________________

Cover-All Technologies Inc.
(Exact name of Registrant as specified in its charter)
______________

Delaware	13-2698053
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

________________

412 Mt. Kemble Avenue
Suite 110C
Morristown, New Jersey 07960
(973) 461-5200
(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)
________________

Manish D. Shah
Chief Executive Officer
412 Mt. Kemble Avenue
Suite 110C
Morristown, New Jersey 07960
(973) 461-5200
(Name, address, including zip code, and telephone number, including area code, of agent for service)
________________

Copies to:
David E. Weiss, Esq.
Epstein Becker & Green, P.C.
250 Park Avenue
New York, New York 10177
(212) 351-4500
________________

Not Applicable.
(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [    ]

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [    ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [    ]

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. [    ]

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. [    ]

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒
(Do not check if a smaller reporting company)

DEREGISTRATION OF SECURITIES

These Post-Effective Amendments relate to the following registration statements of Cover-All Technologies Inc., a Delaware corporation (the “Company”), on Form S-3 (collectively, the “Registration Statements”):

1.	Registration Statement No. 333-156397, pertaining to the registration of up to 9,876,584 shares of the Company’s common stock, of which 100,000 shares were issuable upon exercise of warrants, as previously filed with the U.S. Securities and Exchange Commission (the “Commission”) on December 22, 2008 and last amended on August 6, 2009; and

2.	Registration Statement No. 333-184563, pertaining to the registration of up to 1,442,000 shares of the Company’s common stock issuable upon exercise of warrants, as previously filed with the Commission on October 24, 2012 and amended on November 15, 2012.

The Company entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Majesco, a California corporation (“Majesco”), dated December 14, 2014, as amended on February 18, 2015. On June 26, 2015, the Company merged with and into Majesco, with the Company’s separate corporate existence ceasing and Majesco continuing as the surviving entity (the “Merger”).

As a result of the completion of the Merger and the other transactions contemplated in the Merger Agreement, the Company has terminated all offerings of securities pursuant to the Registration Statements. In accordance with undertakings made by the Company in the Registration Statements to remove from registration by means of a post-effective amendment any of the securities which had been registered and which remain unsold at the termination of the offering, the Company hereby removes from registration all securities registered under the Registration Statements that remain unsold, if any, as of the effective time of the Merger. The Registration Statements are hereby amended, as appropriate, to reflect the deregistration of such securities.

[Signatures on following page]

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused these Post-Effective Amendments to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Morristown, State of New Jersey, on this 29th day of June, 2015.

COVER-ALL TECHNOLOGIES INC.

By:	/s/ Manish D. Shah
Manish D. Shah
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act, these Post-Effective Amendments to the Registration Statements have been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Manish D. Shah	President and Chief Executive Officer	June 29, 2015
Manish D. Shah	(Principal Executive Officer)

/s/ Ann F. Massey	Chief Financial Officer, Controller and	June 29, 2015
Ann F. Massey	Secretary (Principal Financial and
Accounting Officer)

/s/ Earl Gallegos	Director, Chairman of the Board of	June 29, 2015
Earl Gallegos	Directors

/s/ Russell Cleveland	Director	June 29, 2015
Russell Cleveland

/s/ Steve Isaac	Director	June 29, 2015
Steve Isaac

/s/ Stephen M. Mulready	Director	June 29, 2015
Stephen M. Mulready